Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Rena Cohen, Corporate Communications

Tel: 240-632-5501

E-mail: rcohen@genvec.com

GENVEC ANNOUNCES CLINICAL HOLD ON TNFerade™ TRIALS

     GAITHERSBURG, MD (October 7, 2004) – GenVec (Nasdaq: GNVC) today announced that the U.S. Food and Drug Administration (FDA) has requested that clinical trials of TNFerade be placed on clinical hold, pending review of information pertaining to a potential increase in the incidence of blood clots in patients with esophageal cancer who received the highest dose of TNFerade in a Phase 2 clinical trial. Interim results from this dose-escalation trial were reported by GenVec and presented at the European Organization for Research and Treatment of Cancer (EORTC) meeting in Geneva, Switzerland on October 1, 2004. GenVec will be providing additional data to the FDA over the next several days and expects to receive a letter from the agency confirming the clinical hold and providing details of the follow up actions needed before the company can resume clinical trials. TNFerade is currently in Phase 2 clinical studies for locally advanced pancreatic, esophageal, and rectal cancer.

     “Our patients’ safety is very important to us. We are responding quickly to the FDA and look forward to addressing their questions, and will provide an update on the status of our discussions as soon as more substantive information is available,” said Paul H. Fischer, Ph.D., GenVec’s President and CEO.

     GenVec is a biopharmaceutical company developing treatments for cancer, heart disease, vision loss, and vaccines for infectious diseases. Additional information on GenVec is available at www.genvec.com and in GenVec’s various filings with the Securities and Exchange Commission. A copy of the poster presented at the EORTC meeting on October 1, 2004 is also available on the Company’s website at www.genvec.com.

     Statements herein relating to GenVec’s continued development of TNFerade, future business performance, or strategies are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These include the timing and content of future FDA regulatory actions, unexpected results in future clinical trials and related analyses, any required additional research and testing, and risks relating to the early stage of GenVec’s product candidates under development. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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